ISSUER FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Statement No. 333-169984
January 27, 2011

January 27, 2011

Ivanhoe Mines announces successful completion of rights offering

Preliminary results indicate approximately 99% of available rights were exercised, generating approximately US$1.18 billion of gross proceeds for the company

TORONTO, CANADA – Ivanhoe Mines announced today that its strategic rights offering expired on January 26, 2011, as scheduled. Based on preliminary results that are subject to confirmation of amounts that will be received from brokers using guaranteed delivery procedures, Ivanhoe estimates it will receive gross proceeds of approximately US$1.18 billion from the rights offering to help finance construction of the Oyu Tolgoi copper-gold project in Mongolia.

Also based on preliminary results, Ivanhoe expects to issue a total of approximately 85 million new common shares through the rights offering, which would represent approximately 99% of the maximum number of common shares available under the rights offering.

Robert Friedland and Rio Tinto, Ivanhoe Mines’ two largest shareholders, both exercised all of their respective rights that were issued to them in the rights offering. Mr. Friedland also purchased an additional 1.5 million rights on the open market and exercised them to acquire additional common shares. Based on the preliminary results, Mr. Friedland’s ownership stake in Ivanhoe Mines now is 15.5%; Rio Tinto has maintained its current ownership at 40.3%.

Ivanhoe expects that the rights offering will close on February 2, 2011 to accommodate those who exercised rights using guaranteed delivery procedures. Ivanhoe intends to mail new common shares acquired through the rights offering to registered subscribers on or promptly after the scheduled closing of the offering.

The Board of Directors of Ivanhoe Mines extends its appreciation to all shareholders who participated in, and contributed to, the success of the rights offering.

Citi was the lead dealer manager for the rights offering. BMO Capital Markets and CIBC were co-dealer managers.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities; nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ivanhoe Mines (www.ivanhoemines.com)

Ivanhoe Mines (NYSE, NASDAQ & TSX: IVN) is an international mining company with operations focused in the Asia Pacific region. Assets include the company’s 66% interest in the world-scale, Oyu Tolgoi copper-gold mine development project in southern Mongolia; its 57% interest in Mongolian coal miner SouthGobi Resources (TSX: SGQ; HK: 1878); a 62% interest in Ivanhoe Australia (TSX & ASX: IVA), a copper-gold-uranium-molybdenum-rhenium exploration and development company; and a 50% interest in Altynalmas Gold Ltd., a private company developing the Kyzyl Gold Project in Kazakhstan.
Information contacts

Investors: Bill Trenaman +1.604.688.5755. Media: Bob Williamson +1.604.331.9830

Forward-looking statements

Certain statements made herein, including statements relating to matters that are not historical facts and statements of our beliefs, intentions and expectations about developments, results and events which will or may occur in the future, constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking information and statements are typically identified by words such as “anticipate,” “could,” “should,” “expect,” “seek,” “may,” “intend,” “likely,” “plan,” “estimate,” “will,” “believe” and similar expressions suggesting future outcomes or statements regarding an outlook. These include, but are not limited to, whether or not the above contemplated rights offering will be successfully completed in the future and other statements that are not historical facts.

All such forward-looking information and statements are based on certain assumptions and analyses made by Ivanhoe Mines’ management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. These statements, however, are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information or statements. Important factors that could cause actual results to differ from these forward-looking statements include those described under the heading “Risk Factors” included in the rights offering prospectus or in the Company’s Annual Information Form, which are filed on Sedar and EDGAR. The reader is cautioned not to place undue reliance on forward-looking information or statements.

The issuer filed a registration statement (including a prospectus) with the SEC for the rights offering to which this communication relates. Before investing, individuals should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the rights offering. The documents are available free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or dealer managers participating in the rights offering will arrange to send investors the prospectus upon requests made by calling toll-free 1-877-858-5407.

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